Exhibit 10.8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT BIOAGE LABS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

by and between

AMGEN INC.

and

BIOAGE LABS, INC.

Dated as of April 5, 2021

i

Exhibit List

Exhibit A	Licensed Know-How & Licensed Materials
Exhibit B	Licensed Patents
Exhibit C	Licensed Compound
Exhibit D	Supplemental Confidentiality Agreement
Exhibit E	Development Plan
Exhibit F	Data Security Schedule
Exhibit G	Planned Publications
Exhibit H	Standard Contractual Clauses

ii

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of April 5, 2021 (the “Effective Date”) by and between Amgen Inc., a Delaware corporation having an address at One Amgen Center Drive, Thousand Oaks, California 91320 (“Amgen”), and BioAge Labs, Inc., a Delaware corporation having an address at 1445A South 50th Street, Richmond, California 94804 (“BioAge”). BioAge and Amgen are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Amgen possesses certain rights to patents and other intellectual property related to the Licensed Compound (as defined below); and

WHEREAS, BioAge desires to license from Amgen such patents and intellectual property rights, and to commercially develop, manufacture, use and distribute the Licensed Compound, and Amgen desires to grant such a license to BioAge in accordance with the terms and conditions of this Agreement; and

WHEREAS, in connection with the licenses and covenants granted in this Agreement, Amgen will be issued Series C Preferred Stock of BioAge pursuant to the terms of the Financing Agreements.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

Section 1.1	“Abandoned Patent Right” has the meaning set forth in Section 4.2.2 (Amgen Step-In Right).

Section 1.2	“Agreement” has the meaning set forth in the Preamble.

Section 1.3	“Affiliate” means, with respect to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person. For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.

Section 1.4	“Amgen” has the meaning set forth in the Preamble.

Section 1.5	“Amgen Acquiree” has the meaning set forth in Section 10.9 (Sale Transaction or Amgen Acquisition).

Section 1.6	“Amgen Acquisition” has the meaning set forth in Section 10.9 (Sale Transaction or Amgen Acquisition).

Section 1.7	“Amgen Indemnified Parties” has the meaning set forth in Section 7.1.2 (By BioAge).

Section 1.8	“Anti-Corruption Laws” means Laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the U.S. Foreign Corrupt Practices Act (FCPA), as amended, the UK Bribery Act 2010, as amended, and any other applicable laws, rules and regulations relating to or concerning public or commercial bribery or corruption.

Section 1.9	“Audited Party” has the meaning set forth in Section 3.8 (Records and Audits).

Section 1.10	“BioAge” has the meaning set forth in the Preamble.

Section 1.11	“BioAge Indemnified Parties” has the meaning set forth in Section 7.1.1 (By Amgen).

Section 1.12	“Calendar Quarter” means a three-month period beginning on January, April, July or October 1st.

Section 1.13	“Calendar Year” means a one-year period beginning on January 1st and ending on December 31st.

Section 1.14	“CDA” has the meaning set forth in Section 8.4.

Section 1.15	“Change of Control” means (a) the closing of the sale, transfer, exclusive license or other disposition of all or substantially all of BioAge’s assets or intellectual property, (b) the consummation of the merger or consolidation of BioAge with or into another entity (except a merger or consolidation in which the holders of capital stock of BioAge immediately prior to such merger or consolidation continue to hold at least fifty percent (50%) of the voting power of the capital stock of BioAge or the surviving or acquiring entity), (c) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of BioAge’s securities), of BioAge’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting stock of BioAge (or the surviving or acquiring entity) or (d) a liquidation, dissolution or winding up of BioAge.

Section 1.16	“Commercially Reasonable Efforts” means [*].

Section 1.17	“Confidential Information” has the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.18	“Consulting Support” means any work or services to be performed [*]. Work performed by [*]. If BioAge [*].

Section 1.19	“Control” or “Controlled” means, with respect to any Know-How, material, Patent Right, or other intellectual property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party a license, sublicense or access as provided herein to such Know-How, material, Patent Right, or other intellectual property right, without violating Laws or the terms of any agreement or other arrangement with any Third Party, or being obligated to pay any royalties or other consideration therefor, in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such license, sublicense or access.

Section 1.20	“Cover” means (a) with respect to Know-How, such Know-How was used in the Exploitation of the product, and (b) with respect to a Patent Right, a Valid Claim would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of the product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued as then currently being prosecuted. Cognates of the word “Cover” shall have correlative meanings.

Section 1.21	“Covered Individuals and Entities” (or, in the singular, “Covered Individual and Entity”) means any one or more of an HCP, HCI, Payor, Purchaser, Healthcare Industry Professional Society and Trade Association, and entities owned or operated by any one or more of an HCP, HCI, Payor, Purchaser, or Healthcare Industry Professional Societies or Trade Association.

Section 1.22	“Deemed Liquidation Event” has the meaning set forth in BioAge’s Restated Certificate of Incorporation most recently filed with the Delaware Secretary of State that contains such a definition.

Section 1.23	“Defending Party” has the meaning set forth in Section 4.4.1.

Section 1.24	“Designated Investment Document Terms” means:

(a) [*];

(b) [*];

(c) [*];

(d) [*]; and

(e) [*].

Section 1.25	“Development Plan” means that certain development plan for the development of the Products hereunder, attached hereto as Exhibit E, as such plan may be amended from time to time in accordance with Section 5.2 (Diligence).

Section 1.26	“Disclosing Party” has the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.27	“Disclosure Laws” has the meaning set forth in Section 10.6.

Section 1.28	“Distracting Product” means [*].

Section 1.29	“Distracting Program” means [*] of any Distracting Product.

Section 1.30	“Distracting Transaction” means any transaction entered into by BioAge or its Affiliates after the Effective Date whereby a Third Party that is engaged in a Distracting Program becomes an Affiliate of BioAge.

Section 1.31	“Distracting Transaction Affiliates” means those entities that are or would become Affiliates of BioAge by virtue of a Distracting Transaction.

Section 1.32	“Divest” means, with respect to any Distracting Program, the sale, exclusive license or other transfer of all of the right, title and interest in and to such Distracting Program, including technology, Know-How, intellectual property and other assets materially relating thereto, to an independent Third Party, without the retention or reservation of any rights or interest (other than solely an economic interest, or retention of ownership of intellectual property rights in the case of an exclusive license) in such Distracting Program by the relevant Party or its Affiliates.

Section 1.33	“Dollars” or “$” means U.S. Dollars.

Section 1.34	“Effective Date” has the meaning set forth in the Preamble.

Section 1.35	“EMA” means the European Medicines Agency or any successor entity thereto.

Section 1.36	“Enforcing Party” has the meaning set forth in Section 4.3.3 (Progress Reports).

Section 1.37	“European Union” means the countries of the European Union, as it is constituted as of the Effective Date and as it may be expanded from time to time thereafter, and the United Kingdom.

Section 1.38	“Exploit” means to make, import, use, sell, or offer for sale, including to research, develop, commercialize, register, hold, or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of, or to have performed any of the foregoing. Cognates of the word “Exploit” shall have correlative meanings.

Section 1.39	“FDA” means the United States Food and Drug Administration or any successor entity thereto.

Section 1.40	“Financing Agreements” means those agreements by and between BioAge and Amgen to effect grant of the Series C Preferred Stock of BioAge hereunder.

Section 1.41	“First Commercial Sale” means, with respect to a product in any country, the first sale for end use or consumption of such product in such country after Marketing Approval has been granted in such country. First Commercial Sale excludes any sale or other distribution of such product for use in a clinical trial or other development activity, promotional use (including samples) prior to Marketing Approval or for compassionate use or on a named patient basis.

Section 1.42	“FTE Rate” means [*]. The FTE Rate shall be increased by [*], beginning with [*].

Section 1.43	“GAAP” means the then current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

Section 1.44	“Generic Product” means, after a Marketing Approval of a Product in a given country, any other product designated for human use which (a) contains the same or a highly similar (e.g., salt or polymorph of the) active pharmaceutical ingredients as each of the compounds comprising the applicable Product, (b) is approved for use pursuant to a regulatory approval process governing approval of generic or interchangeable drugs based on the then-current standards for regulatory approval in such country, and (c) is sold in such country by any Third Party.

Section 1.45	“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

Section 1.46	“Government Official” means (a) any Person employed by or acting on behalf of a Governmental Authority, (b) any political party, party official or candidate, (c) any Person who holds or performs the duties of an appointment, office or position created by custom or convention, and (d) any Person who holds himself out to be the authorized intermediary of any of the foregoing.

Section 1.47	“Healthcare Industry Professional Society and Trade Association” means a non-profit or tax exempt healthcare industry organization seeking to further a particular profession, the interests of individuals engaged in that profession, or the public interest (examples of such include without limitation the American Society of Hematology, the North American Society for Dialysis and Transplantation, the American Society of Hypertension, the American Cancer Society and the American Society of Clinical Oncology).

Section 1.48	“Healthcare Institution” or “HCI” means a facility that provides health maintenance, or treats illness and injury, and can include without limitation any hospital, convalescent hospital, dialysis center, health clinic, nursing home, extended care facility, or other institution devoted to the care of sick, infirm, or aged persons, and is in a position to purchase or influence a purchasing decision for any human therapeutic product marketed, distributed, or sold or any service related thereto provided by or on behalf of Amgen or any of its Affiliates (each an “Amgen Therapeutic Product”).

Section 1.49	“Healthcare Professional” or “HCP” means any person licensed to prescribe an Amgen Therapeutic Product, as well as anyone working for a person licensed to prescribe an Amgen Therapeutic Product and/or in a position to influence a purchasing decision, including without limitation physicians and other providers (e.g., nurses, pharmacists), dialysis providers, and other office personnel.

Section 1.50	“Infringe” or “Infringement” means any infringement as determined by Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

Section 1.51	“Initiation” means, with respect to a human clinical trial, the first dosing in the first patient in such clinical trial.

Section 1.52	“International Trade Laws” means all applicable United States laws, regulations, and orders pertaining to trade and economic sanctions, export controls, and customs, including, such laws, regulations, and orders administered and enforced by the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State and the U.S. Customs and Border Protection agency, including but not limited to the sanctions administered and enforced by the Office of Foreign Assets Control (OFAC), the United States Export Administration Act of 1979, as amended, and the Export Control Reform Act of 2018, and implementing Export Administration Regulations (EAR); the Arms Export Control Act and implementing International Traffic in Arms Regulations (ITAR); and all comparable applicable export and import Laws outside the United States for each country where the Parties or their agents and representatives conduct business.

Section 1.53	“IPO” means a sale of the Company’s capital stock to the public in an underwritten offering pursuant to a registration statement under the Securities Act of 1933, as amended.

Section 1.54	“Issuing Party” has the meaning set forth in Section 8.2.2 (Review).

Section 1.55	“Know-How” means techniques, technology, trade secrets, inventions (whether patentable or not), methods, data (both primary and summary), reports and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information.

Section 1.56	“Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction, including, but not limited to, Anti-Corruption Laws, International Trade Laws, those concerning data privacy and protection, and healthcare compliance.

Section 1.57	“Licensed Compound” means Amgen’s proprietary compound known as AMG 986, having the structure to be set forth on Exhibit C, or [*].

Section 1.58	“Licensed Field” means any and all diagnostic, preventative or therapeutic uses.

Section 1.59	“Licensed Know-How” means the Licensed Non-Manufacturing Know-How together with the Licensed Manufacturing Know-How, in each case, as set forth on Exhibit A.

Section 1.60	“Licensed Manufacturing Know-How” means all proprietary manufacturing process-related Know-How directly relating to the manufacture of the Licensed Compound which is both (a) Controlled by Amgen or its Affiliates and (b) is or was actually used by Amgen or its Affiliates in the manufacture of the Licensed Compound, in each case of (a) and (b) prior to the Effective Date.

Section 1.61	“Licensed Materials” means those certain materials set forth on Table 1 of Exhibit A, all to the extent Controlled by Amgen or its Affiliates as of the Effective Date.

Section 1.62	“Licensed Non-Manufacturing Know-How” means all Know-How which is both (a) Controlled by Amgen or its Affiliates and (b) is or was actually used by Amgen or its Affiliates in the development of the Licensed Compound, in each case of (a) and (b) prior to the Effective Date, which is necessary or useful to BioAge in the development, formulation, manufacture, use or sale of the Licensed Compound bulk and formulations thereof; provided, however, “Licensed Non-Manufacturing Know-How” excludes any Know-How relating to Amgen’s or its Affiliates commercial manufacturing platform.

Section 1.63	“Licensed Patents” means the Patent Rights Controlled by Amgen or its Affiliates as of the Effective Date and set forth on Exhibit B. For further clarification, Licensed Patents includes any patent or pending patent application that claims priority to any of the United States provisional patent applications listed on the tables set forth on Exhibit B.

Section 1.64	“Losses” has the meaning set forth in Section 7.1.1 (By Amgen).

Section 1.65	“Marketing Approval” means all approvals, licenses, registrations or authorizations of the Regulatory Authority in a country, necessary for the manufacture, use, storage, import, marketing and sale of the Product in such country.

Section 1.66	“Net Sales” means, with respect to a certain time period, the gross invoiced sales prices charged for Products, Products sold by or for BioAge, its Affiliates and Sublicensees (the “Selling Party”) in arm’s length transactions to Third Parties during such time period, less the total of the following charges or expenses as determined in accordance with GAAP:

(a) [*];

(b) [*];

(c) [*];

(d) [*];

(e) [*];

(f) [*], and

(g) [*].

[*].

Upon any sale or other disposal of any Product that should be included within Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, then for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposal occurred when such Product is sold alone and not with other products.

Where a Product is sold together with another pharmaceutically active ingredient for a single price (including any combination product including the Product) (a “Bundle”), then for the purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be sold for an amount equal to [*]. In the event that a Product or one or more of the other pharmaceuticals in the Bundle are not sold separately (in the same dosage form), the Parties will discuss in good faith to determine an equitable fair market price to apply to such Product or other pharmaceutical in the Bundle.

Section 1.67	“Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

Section 1.68	“Party” has the meaning set forth in the Preamble.

Section 1.69	“Payor” means an organization, including without limitation its directors, officers, employees, contractors and agents, whether private or governmental (e.g., Centers for Medicare and Medicaid Services, Veterans Administration), that provides medical and/or pharmacy plans for covering and reimbursing patients and/or Healthcare Professionals from medical expenses incurred, including without limitation managed care organizations, pharmacy benefit managers, health maintenance organizations, other healthcare coverage providers, and any similar such organization.

Section 1.70	“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

Section 1.71	“Personal Data” means any information that relates to, describes or is capable of being associated with or linked to an individual, by direct or indirect means, including without limitation classes, categories and other types of information that may identify an individual as specified by applicable Law, which includes without limitation sensitive or special categories of information inclusive of personal health data.

Section 1.72	“Phase 2 Clinical Trial” means any human clinical trial of a Product conducted mainly to test the effectiveness of chemical or biologic agents or other types of interventions for purposes of identifying the appropriate dose for a Phase 3 Clinical Trial for a particular indication or indications that would satisfy the requirements of 21 CFR § 312.21(b) or its non-United States equivalents. A Phase 2/3 Clinical Trial shall be deemed to be a Phase 2 Clinical Trial with respect to the portion of that clinical trial that is regarded as its Phase 2 component, in accordance with the applicable protocol.

Section 1.73	“Phase 3 Clinical Trial” means any human clinical trial of a Product designed to: (a) establish that such Product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) support Marketing Approval of such Product, that would satisfy the requirements of 21 CFR § 312.21(c) or its non-United States equivalents.

Section 1.74	“Product” means any pharmaceutical product containing a Licensed Compound as the active ingredient or in combination with one or more other active agents. For clarity, “Product” includes [*].

Section 1.75	“Proper Conduct Practices” means, in relation to any Person, such Person and each of its Representatives, not, directly or indirectly, (a) making, offering, authorizing, providing or paying anything of value in any form, whether in money, property, services or otherwise to any Governmental Authority, Government Official, or other Person charged with similar public or quasi-public duties, or to any customer, supplier, or any other Person, or to any employee thereof, or failing to disclose fully any such payments in violation of the laws of any relevant jurisdiction to (i) obtain favorable treatment in obtaining or retaining business for it or any of its Affiliates, (ii) pay for favorable treatment for business secured, (iii) obtain special concessions or for special concessions already obtained, for or in respect of it or any of its Affiliates, in each case which would have been in violation of any Law, (iv) influence an act or decision of the recipient (including a decision not to act) in connection with the Person’s or its Affiliate’s business, (v) induce the recipient to use his or her influence to affect any government act or decision in connection with the Person’s or its Affiliate’s business, or (vi) induce the recipient to violate his or her duty of loyalty to his or her organization, or as a reward for having done so, (b) engaging in any transactions, establishing or maintaining any fund or assets in which it or any of its Affiliates shall have proprietary rights that have not been recorded in the books and records of it or any of its Affiliates, (c) making any unlawful payment to any agent, employee, officer or director of any Person with which it or any of its Affiliates does business for the purpose of influencing such agent, employee, officer or director to do business with it or any of its Affiliates, (d) violating any provision of applicable Anti-Corruption Laws, (e) making any payment in the nature of bribery, fraud, or any other unlawful payment under the Law of any jurisdiction where it or any of its Affiliates conducts business or is registered, or (f) if such Person or any of its Representatives is a Government Official, improperly using his or her position as a Government Official to influence the award of business or regulatory approvals to or for the benefit of such Person, its Representatives or any of their business operations, or failing to recuse himself or herself from any participation as a Government Official in decisions relating to such Person, its Representatives or any of their business operations.

Section 1.76	“Purchaser” means an individual or entity, including without limitation wholesalers, pharmacies, and group purchasing organizations, that purchase an Amgen Therapeutic Product to sell to members of the healthcare community or that are authorized to act as a purchasing agent for a group of individuals or entities who furnish healthcare services.

Section 1.77	“Receiving Party” has the meaning set forth in Section 8.1.1 (Confidential Information).

Section 1.78	“Regulatory Authority” means any Governmental Authority or other authority responsible for granting Marketing Approvals for the Product, including the FDA, European Commission/EMA and any corresponding national or regional regulatory authorities.

Section 1.79	“Regulatory Exclusivity” means, with respect to the Product, any exclusive marketing rights or data exclusivity rights conferred by the applicable Regulatory Authority with respect to the Product other than a Patent Right.

Section 1.80	“Regulatory Filing” means any all (a) submissions, material correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any Governmental Authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of the Product and (b) Marketing Approvals for the Product.

Section 1.81	“Release” has the meaning set forth in Section 8.2.2 (Review).

Section 1.82	“Representatives” means, as to any Person, such Person’s Affiliates and its and their successors, owners, controlling Persons, directors, officers, employees, agents, representatives, subcontractors, or other third party acting for or on its behalf.

Section 1.83	“Restricted Period” means the period beginning on the Effective Date and ending at 11:59 pm (US Pacific Time) on the [*] anniversary of the Effective Date.

Section 1.84	“Reviewing Party” has the meaning set forth in Section 8.2.2 (Review).

Section 1.85	“ROW” has the meaning set forth in Section 9.2.4 (Termination for Failure to Develop or Commercialize).

Section 1.86	“Royalty Term” has the meaning set forth in Section 3.3.1 (Royalty Rate; Royalty Term).

Section 1.87	“Sale Transaction” has the meaning set forth in Section 10.8 (Successors and Assigns).

Section 1.88	“Sanctioned Country” means Cuba, Iran, Syria, North Korea, and the Crimea Region of Ukraine, and any other country or region subject to comprehensive sanctions under applicable Law.

Section 1.89	“Sanctioned Person” means any natural or legal person (a) identified on the Specially Designated Nationals and Blocked Persons List administered by the U.S. Department of Treasury Office of Foreign Assets Control (OFAC), on the Entity List, the Unverified List, or the Denied Persons List administered by the U.S. Department of Commerce Bureau of Industry and Security (BIS), or on any equivalent lists maintained by the United Nations, (b) fifty percent (50%) or greater owned, directly or indirectly, in the aggregate, or otherwise controlled by a person or persons described in clause (a). or (c) that is organized, resident, or located in a Sanctioned Country.

Section 1.90	“Sensitive Manufacturing Know-How” means [*].

Section 1.91	“Service Provider” means any third party contractor providing services to BioAge in connection with a Product (including any contract manufacturer, contract research organization or contract laboratory service provider).

Section 1.92	“Shares” has the meaning set forth in Section 3.1.

Section 1.93	“SPAC Transaction” means a merger, acquisition or other business combination involving BioAge and a publicly traded special purpose acquisition company or other similar entity that does not constitute a Deemed Liquidation Event.

Section 1.94	“Sublicensee(s)” means any Person other than an Affiliate of BioAge to which BioAge has granted a sublicense under this Agreement.

Section 1.95	“Sublicense Income” means any payments or other value that BioAge receives from a Sublicensee or such Sublicensee’s Affiliates in connection with a Product (including in connection with any sublicense of any Licensed Patent or any Licensed Know How), including without limitation, upfront fees, option fees, license fees, equity (except as set forth in clause (a) below), milestone payments and license maintenance fees, etc., but excluding the following payments: (a) payments made in consideration for the issuance of equity or debt securities of BioAge at fair market value, (b) payments specifically committed to the further research or development of Products, either in the relevant sublicense agreement or pursuant to a budget approved by BioAge’s management, (c) earned royalties or profit sharing interest payments based on the sale of Products, or (d) reimbursements for patent expenses for filing, prosecuting or maintaining patent rights associated with Products. In addition, to the extent BioAge receives payment(s) from any Third Party for distribution rights, such payments shall be treated as Sublicense Income to the extent they are not payments for the sale of Product to such Third Party distributor. To the extent the payments are for the sale of Product to such Third Party distributor, the payments shall be treated as Net Sales. If BioAge receives non-monetary consideration for a sublicense, Sublicensee Income will be calculated based on the fair market value of that consideration. BioAge shall not shift compensation otherwise payable to BioAge from a Third Party with respect to the Product to another product or service for which consideration would not constitute Sublicense Income for the purpose of reducing BioAge’s payment obligations with respect to Sublicense Income.

Section 1.96	“Term” has the meaning set forth in Section 9.1 (Term).

Section 1.97	“Territory” means the entire world.

Section 1.98	“Third Party” means a Person other than (a) Amgen or any of its Affiliates and (b) BioAge or any of its Affiliates.

Section 1.99	“Third Party Acquirer” has the meaning set forth in Section 10.9 (Sale Transaction or Amgen Acquisition).

Section 1.100	“United States” or “U.S.” means the United States of America, including its territories and possessions (including the District of Columbia and Puerto Rico).

Section 1.101	“Valid Claim” means a claim of any issued and unexpired patent or patent application within the Licensed Patents and that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Licensed Patents shall not have issued within [*] years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent Right issues with such claim (from and after which time the same would be deemed a Valid Claim).

Section 1.102	“VAT” has the meaning set forth in Section 3.9.3 (VAT).

ARTICLE 2.

LICENSE GRANT

Section 2.1 Grant. Subject to the terms and conditions of this Agreement, upon the grant of the Shares pursuant to the Financing Agreements, Amgen shall grant and hereby grants to BioAge:

(a) an exclusive (even as to Amgen, but subject to Section 2.3 (Retained Rights and Limitations)), royalty bearing, sublicensable (but only in accordance with Section 2.2 (Sublicenses)), license under Amgen’s rights in and to the Licensed Patents and

(b) a non-exclusive, royalty bearing, sublicensable (but only in accordance with Section 2.2 (Sublicenses)) license under Amgen’s rights in and to the Licensed Know-How,

in each case (a) and (b), solely to Exploit Products in the Licensed Field in the Territory during the Term.

Notwithstanding the foregoing, the Licensed Know-How shall be sublicensable only in connection with the rights of BioAge with respect to Products and not with respect to any other products or services.

Section 2.2 Sublicenses. Subject to this Section 2.2 (Sublicense), BioAge shall be entitled, without the prior consent of Amgen, to grant one or more sublicenses, in full or in part, by a written agreement to Third Parties (with the right to sublicense through multiple tiers), provided, however, that as a condition precedent to and requirement of any such sublicense: (a) any such permitted sublicense shall be consistent with and subject to the terms and conditions of this Agreement; and (b) BioAge will continue to be responsible for full performance of BioAge’s obligations under the Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were BioAge hereunder. Notwithstanding the foregoing, in the event BioAge grants any such sublicenses to research, develop or commercialize the Product prior to the expiration of the Restricted Period, other than to Service Providers or to a Third Party distributor selling finished Product purchased from BioAge, BioAge shall (x) provide to Amgen a summary (in a form reasonably satisfactory to Amgen) of such sublicense transaction and (y) pay to Amgen an amount equal to [*] of the Sublicense Income in connection with such sublicense transaction.

Section 2.3 Retained Rights and Limitations. Notwithstanding the licenses granted to BioAge in this Article 2 (License Grant), Amgen retains a research-only right under Amgen’s rights in and to the Licensed Patents solely for Amgen’s internal research use.

Section 2.4 Transfer of Licensed Know-How and Licensed Materials.

2.4.1 Licensed Know-How and Licensed Materials. Amgen shall transfer to BioAge all Licensed Know-How and Licensed Materials listed on Exhibit A, in accordance with a schedule specified on Exhibit A or as mutually agreed by the Parties (provided, the Parties will use reasonable efforts to ensure such transfer is completed within [*] after the Effective Date); provided, however, that such transfer timeline may be reasonably extended for items that, despite diligent efforts by the Parties, are not practicable to transfer within such [*] period, in which case Amgen shall continue to [*] to transfer such items as promptly as practicable after such period but in any event within [*] after the Effective Date. The Licensed Know-How will be transferred in a customary electronic format and otherwise in the original paper format. The Parties acknowledge that there are extensive documents, materials and information related to the Licensed Compound, and that it is the intent of the Parties that the transfer of documents, materials and information hereunder be limited. Accordingly, Amgen shall not have any obligation to transfer to BioAge any Licensed Know-How or Licensed Materials other than those set forth on Exhibit A and the Parties agree to [*] to limit the number of shipments of Licensed Materials to the extent practicable. Notwithstanding the foregoing, if subsequent to the foregoing transfer, BioAge identifies additional Know-How that is not identified on Exhibit A, but is reasonably necessary for BioAge to Exploit the Product, then BioAge may request such Know-How from Amgen. If Amgen determines, in its sole discretion, that such request is reasonable, then Amgen will use commercially reasonable efforts to provide such additional Know-How to BioAge at BioAge’s expense, at the FTE Rate. With respect to any clinical data and biological samples derived from Amgen clinical studies relating to the Licensed Compound that may be transferred to BioAge hereunder, BioAge shall ensure that its use of such data and samples are compliant with Law and the limitations set forth in informed consents governing the collection and use of such data and samples, including with respect to the destruction or ceasing the use thereof. Amgen will provide notice to BioAge when Amgen has completed the transfer of all Licensed Know-How and Licensed Materials listed in Exhibit A. Within [*] of receipt of such notice BioAge will confirm that such transfer is complete or will provide written notice, with reasonable specificity, to Amgen of any remaining Licensed Know-How or Licensed Materials that have not been transferred. In the event that BioAge is unable to accept any Licensed Materials in such [*] transfer period, Amgen reserves the right to charge BioAge for any further storage of such Licensed Materials at a rate reflecting Amgen’s costs and expenses with respect to such continued storage; provided, however, that Amgen shall have no obligation to provide for such further storage of Licensed Materials for a time period later than [*] from the Effective Date, and shall be entitled to destroy any such Licensed Materials without liability to BioAge.

2.4.2 Consulting Support. Amgen shall provide, at its expense, Consulting Support with respect to the matters described in Section 2.4.1 in connection with the Exploitation of the Licensed Compound until the earlier of (a) Amgen has provided [*] total of Consulting Support or (b) the [*] anniversary of the Effective Date (or [*] if the transfer in Section 2.4.1 has not been completed at the [*] anniversary). If BioAge requires additional Consulting Support in excess of [*] in the aggregate and/or beyond such period set forth in the preceding clause (b) in connection with the Exploitation of the Products in the Territory, then [*], which shall be at BioAge’s expense, at the FTE Rate.

2.4.3 Sensitive Manufacturing Know-How. With respect to Amgen’s transfer of Sensitive Manufacturing Know-How, if any, the Parties agree that the following procedures shall apply:

(a) Upon BioAge’s written request (and in any event prior to Amgen providing to BioAge any Sensitive Manufacturing Know-How, if any), the Parties shall enter into the supplemental confidentiality agreement in the form attached hereto on Exhibit D to ensure that Sensitive Manufacturing Know-How provided to BioAge shall be limited to specified BioAge employees or contractors or consultants that are pre-approved in writing by Amgen (such approval not to be unreasonably withheld or delayed), each who need such information for purposes of global Regulatory Filings and do not play any direct role in process development or manufacturing (such employees, contractors and consultants, the “Clean Team,” and such purpose, the “Manufacturing Know-How Purpose”) and that such Sensitive Manufacturing Know-How shall be used solely for the Manufacturing Know-How Purpose. Prior to providing Sensitive Manufacturing Know-How to contractors and consultants of the Clean Team, the identity of such contractors and consultants shall be provided to Amgen, and BioAge shall enter into written agreements with such contractors and consultants containing confidentiality and non-use provisions no less restrictive than those contained in Section 8.1 (Confidential Information) (“Contractor Confidentiality Agreement”), and BioAge shall provide such Contractor Confidentiality Agreement to Amgen to confirm compliance with the foregoing (provided, BioAge shall be entitled to redact other competitively sensitive information). Any act or omission of any such contractor or consultant that would be a breach of its Contractor Confidentiality Agreement shall be deemed a breach of this Agreement by BioAge (and treated as if BioAge breached Article 8). Upon the request of either Party, the Parties shall discuss in good faith and establish other reasonable arrangements, systems and protocols to ensure that Sensitive Manufacturing Know-How provided to BioAge will be disclosed or made available only to the Clean Team and will be used by such Clean Team solely for the Manufacturing Know-How Purpose.

(b) In the event any Regulatory Authority requests Sensitive Manufacturing Know-How, Amgen will provide to the Clean Team reasonable Consulting Support (at the FTE Rate) in connection with such request (for clarity, only with respect to requests relating to Sensitive Manufacturing Know-How).

(c) In the event of a BioAge Change of Control, BioAge shall ensure that the acquiror, successor or Sublicensee, as applicable, holds the same rights and obligations as BioAge in respect of Sensitive Manufacturing Know-How (including, without limitation, with respect to establishing and abiding by the supplemental confidentiality agreement described above). For clarity, any such acquirer, successor or Sublicensee shall, as a condition to such Change of Control, enter into a supplemental confidentiality agreement with Amgen in the form attached hereto on Exhibit D subject to any revisions Amgen may reasonably implement taking into account specific concerns arising with regard to the acquiror, successor or Sublicensee.

(d) Notwithstanding anything in this Agreement to the contrary, Amgen shall have no obligation under this Agreement to transfer to BioAge, its Affiliates or any Third Party any confidential or proprietary information or Know-How related to the manufacture of the Licensed Compound, except as expressly provided in Section 2.4.1, this Section 2.4.3 or Exhibit A.

2.4.4 No Warranties.

(a) BioAge acknowledges that any materials transferred by Amgen to BioAge under this Agreement are experimental in nature and may have unknown characteristics (including the hazardous and toxicological properties) and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of any such materials. Accordingly, no such materials, shall be used in any human application, including any clinical trial.

(b) ALL MATERIAL IS BEING SUPPLIED TO BIOAGE WITH NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. BIOAGE HEREBY ACKNOWLEDGES AND AGREES THAT ANY ANALYSIS OF THE REPORT OR RESULTS, OR OTHER DATA, PROVIDED BY AMGEN ARE PROVIDED “AS IS” WITH NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THEY ARE FREE FROM THE RIGHTFUL CLAIM OF ANY THIRD PARTY, BY WAY OF INFRINGEMENT OR THE LIKE.

Section 2.5 No Other Rights. BioAge acknowledges that the rights and licenses granted under this Article 2 (License Grant) and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by Amgen to BioAge. All rights that are not specifically granted herein are reserved to Amgen. For clarity, the transfer of Licensed Know-How and Licensed Material under this Agreement shall constitute a transfer of possession together with a limited license to use such Licensed Know-How and Licensed Materials as contemplated under this agreement and shall not constitute a transfer in title in and to such Licensed Know-How and Licensed Materials.

Section 2.6 Restrictions. During the Term, BioAge shall not challenge the validity of any of the Licensed Patents. BioAge agrees (on behalf of itself and its Affiliates), and shall cause each of its Sublicensees and contract manufacturers to agree as a condition to the grant of a sublicense, (a) not to Exploit any Licensed Know-How or Licensed Patents for any products other than a Product and (b) not to Exploit any Sensitive Manufacturing Know-How other than for the manufacture of the Licensed Compound or a Product containing the Licensed Compound.

Section 2.7 Regulatory. Promptly following the Effective Date and acceptance of the transfer of the safety data/database by BioAge in accordance with Exhibit A, Amgen will transfer to BioAge the open Investigational New Drug (IND) for the Licensed Compound known as AMG- 986 and any other Regulatory Filings related to the Licensed Compounds or Product in the Territory. Except to the extent that Amgen is required under applicable Law to communicate with a Regulatory Authority with respect to a Licensed Compound or Product following such transfer, BioAge shall be responsible for all regulatory interactions and making all required Regulatory Filings related to the Licensed Compounds or Product.

ARTICLE 3.

UPFRONT, EQUITY, MILESTONES, ROYALTIES AND PAYMENTS

Section 3.1 Upfront Payment. In consideration of the rights granted herein to BioAge, BioAge shall make the following upfront payment to Amgen, in the form of a monetary payment and the issuance of certain equity in BioAge.

3.1.1 Within [*] following the Effective Date, BioAge shall pay to Amgen the amount of$1,000,000.

3.1.2 On the Effective Date, in accordance with the Financing Agreements, BioAge shall issue to Amgen 846,152 shares of Series C Preferred Stock of BioAge (the “Shares”).

Section 3.2 Milestone Payments.

3.2.1 Milestone Payments. As partial consideration for the rights granted to BioAge hereunder, BioAge shall pay Amgen the following non-creditable, non-refundable payments (described in the table below under the column “Milestone Payment” and each such payment, a “Milestone Payment”) [*] following the date that each milestone (described in the table below under the column “Milestone”) is achieved by BioAge, its Affiliates or Sublicensees:

	Milestone	Milestone Payment
1	[*]	[*]
2	[*]	[*]
3	[*]	[*]
4	[*]	[*]
5	[*]	[*]
6	[*]	[*]
7	[*]	[*]
8	[*]	[*]
9	[*]	[*]
10	[*]	[*]

BioAge will provide Amgen with prompt written notice of the accomplishment of each such Milestone and the corresponding Milestone Payment. Each Milestone Payment set forth in this Section 3.2 (Milestone Payments) is payable only once upon the first achievement of the respective milestone and no Milestone Payment shall be payable for subsequent or repeated achievements of the same milestone. In the event that a particular milestone event set forth above was not achieved by a Product, but a subsequent milestone event is achieved by a Product (i.e., [*]), the payment associated with earlier milestone(s) would nonetheless be owed to Amgen in full at the same time as BioAge’s payment for achievement of the subsequent milestone event; provided that Milestone Payment #3 would only be due upon the earlier of achievement of milestone #3 or milestone #5 (i.e. [*]).

Section 3.3 Royalties.

3.3.1 Royalty Rate: Royalty Term. On a Product-by-Product basis, BioAge shall pay to Amgen the following tiered royalties on annual Net Sales of each Product sold by a Selling Party during the Royalty Term applicable to such Product:

(a) [*] on the portion of annual Net Sales of such Product less than [*];

(b) [*] on the portion of annual Net Sales of such Product that is equal to or greater than [*] but less than [*];

(c) [*] on the portion of annual Net Sales of such Product that is equal to or greater than [*]

Royalties will be payable on [*]; any such payments shall be made [*] after the end of the [*] during which the applicable Net Sales occurred. BioAge’s obligation to pay royalties with respect to each Product in a particular country shall commence upon the First Commercial Sale of such Product in such country and shall expire on a country-by-country and Product-by-Product basis on the later of (a) the date on which the Exploitation of such Product is no longer Covered by a Valid Claim of a Licensed Patent in such country, (b) the loss of Regulatory Exclusivity for the Product in such country, or (c) the [*] anniversary of the First Commercial Sale of such Product in such country (the “Royalty Term”).

3.3.2 Royalty Reductions. On a country-by-country basis, in the event that the Exploitation of a Product is not Covered by a Valid Claim of a Licensed Patent in such country and there are sales of a Generic Product in such country, then the royalty rates set forth in Section 3.3.1 (Royalty Rate; Royalty Term) with respect to Net Sales for such Product in such country shall be reduced by [*] (e.g., [*]), effective as of the date such Product is no longer Covered by a Valid Claim of a Licensed Patent in such country and for so long as such Generic Product remains available in such country (and, from and after the removal of such Generic Product from such country, the royalty rate shall revert to being paid in full) .

3.3.3 Third Party Royalties. If BioAge, its Affiliates or any Sublicensee is required by (a) a future order by a court of competent jurisdiction, (b) settlement agreement, (c) license or contract, or (d) other legally binding commitment to make royalty payments to a Third Party, in each case in exchange for a license or other right under Patent Rights held by such Third Party and such license or other rights are necessary for the Exploitation of any Licensed Compound in a given country, then BioAge shall be entitled to deduct from royalties due to Amgen under this Agreement with respect to Net Sales on all Products containing such Licensed Compound in a given Calendar Quarter in each such country an amount equal to [*] of the royalties actually paid to such Third Party in such Calendar Quarter as consideration for such license under such Patent Rights, up to a maximum amount of [*] of the royalties due to Amgen in each affected country in such Calendar Quarter.

3.3.4 Maximum Reduction. Notwithstanding anything to the contrary, the maximum aggregate reduction with respect to any Product in any Calendar Quarter during the applicable Royalty Term in any country pursuant to Section 3.3.2 (Royalty Reductions) and Section 3.3.3 (Third Party Royalties) shall be [*] (i.e., [*]).

3.3.5 Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to Amgen.

Section 3.4 Method of Payment. Unless otherwise agreed by the Parties, all payments due from BioAge to Amgen under this Agreement shall be paid in United States Dollars by wire transfer or electronic funds transfer of immediately available funds to the following account:

[*]

Section 3.5 Royalty Reports. After the First Commercial Sale of the first Product and until expiration of the last Royalty Term, BioAge shall prepare and deliver to Amgen royalty reports of the sale of the Products by the Selling Parties for each Calendar Quarter within [*] of the end of each such Calendar Quarter specifying in the aggregate and on the Product-by-Product and country-by-country basis: (a) total gross amounts for each Product sold or otherwise disposed of by a Selling Party, (b) amounts deducted by category in accordance with the definition of “Net Sales” in Article 1 (Definitions) from gross amounts to calculate Net Sales, (c) Net Sales, and (d) royalties payable.

Section 3.6 Currency Conversion. With respect to Net Sales invoiced in U.S. Dollars, such Net Sales invoiced shall be expressed in U.S. Dollars. With respect to Net Sales invoiced in a currency other than U.S. Dollars, such Net Sales invoiced shall be converted into the U.S. Dollar equivalent using a rate of exchange which corresponds to the rate used by the Selling Party in recording such receipt, for the respective reporting period, related to recording such Net Sales in its books and records that are maintained in accordance with GAAP. If a Selling Party is not required to perform such currency conversion for its GAAP reporting with respect to the applicable period, then for such period such Selling Party shall convert its amounts received incurred into U.S. Dollars using a rate of exchange which corresponds to the noon buying rate as published in the Wall Street Journal, Eastern U.S. Edition on the second to last business day of the Calendar Quarter (or such other publication as agreed-upon by the Parties). Any royalty amount shall be calculated based upon the U.S. Dollar equivalent calculated in accordance with the foregoing.

Section 3.7 Late Payments. In the event that any payment due hereunder is not made when due, the payment shall accrue interest beginning on the day following the due date thereof, calculated at the annual rate of the sum of (a) [*] plus (b) the prime rate effective for the date that payment was due, as published by the Wall Street Journal, Eastern U.S. Edition ,the interest being compounded on the last day of each Calendar Quarter; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued. Said interest and the payment and acceptance thereof shall not negate or waive the right of any Party to seek any other remedy, legal or equitable, to which it may be entitled because of the delinquency of any payment including, but not limited to termination of this Agreement as set forth in Article 10 (Term & Termination).

Section 3.8 Records and Audits.

3.8.1 BioAge will keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales generated in the then current Calendar Year and payments required under this Agreement, and during the preceding [*] Calendar Years. Amgen will have the right, once annually at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and subject to BioAge’s prior written consent (which shall not be unreasonably withheld), review any such records of BioAge and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [*] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Section 3.3 (Royalties) within the [*] period preceding the date of the request for review. No Calendar Year will be subject to audit under this Section more than once. BioAge will receive a copy of each such report concurrently with receipt by Amgen. Should such inspection lead to the discovery of a discrepancy to Amgen’s detriment, BioAge will, within [*] after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 3.7 (Late Payments). Amgen will pay the full cost of the review unless the underpayment of amounts due to Amgen is greater than [*] of the amount due for the entire period being examined, in which case BioAge will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to BioAge’s detriment, BioAge may credit the amount of the discrepancy, without interest, against future payments payable to Amgen under this Agreement, and if there are no such payments payable, then Amgen shall pay to BioAge the amount of the discrepancy, without interest, within [*] of Amgen’s receipt of the report.

3.8.2 Amgen will have the right, once annually at its own expense, to review (or have its designee review) any records of the Audited Party relevant to each Audited Party’s compliance with Anti-Corruption Laws in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than [*] prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying such compliance within the [*] period preceding the date of the request for review.

Section 3.9 Taxes.

3.9.1 Sales Tax. BioAge is responsible for the payment of any state or local, sales or use, or similar fees or taxes arising as a result of the transfer of Licensed Materials by Amgen to BioAge pursuant to Section 2.5 (Transfer of Licensed Know-How and Licensed Materials), and BioAge will remit such fees or taxes to Amgen, as the collection agent, upon invoice.

3.9.2 Withholding. In the event that any Law requires BioAge to withhold taxes with respect to any payment to be made by BioAge pursuant to this Agreement, BioAge will notify Amgen of such withholding requirement prior to making the payment to Amgen and provide such assistance to Amgen, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in Amgen’s efforts to claim an exemption from or reduction of such taxes. BioAge will, in accordance with such Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish Amgen with proof of payment of such taxes [*] following the payment. If taxes are paid to a tax authority, BioAge shall provide reasonable assistance to Amgen to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid. Notwithstanding this Section 3.9.2, if a withholding tax is imposed as a result of BioAge’s residence outside the United States, exploitation of the rights granted hereunder outside the United States, or on a similar basis, and there is no applicable tax treaty that exempts the payment from withholding tax or reduces the withholding tax rate to 0%, then BioAge will pay to Amgen an additional amount, such that Amgen will receive the full amount of the payment as it would have received had there been no withholding tax imposed on the payment; provided that if Amgen subsequently receives any of such withheld amounts it will promptly pay such amounts to BioAge. Solely for purposes of the preceding sentence, the term United States does not include territories of the United States.

3.9.3 VAT. All payments due to Amgen from BioAge pursuant to this Agreement shall be paid exclusive of any value-added tax (“VAT”) (which, if applicable, shall be payable by BioAge upon receipt of a valid VAT invoice). If Amgen determines that it is required to report any such tax, BioAge shall promptly provide Amgen with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 3.9.3 (VAT) is not intended to limit BioAge’s right to deduct value-added taxes in determining Net Sales.

3.9.4 Tax Treatment of Equity and Payments.

(a) Amgen and BioAge intend to treat the issuance to Amgen of the Shares and the payment of any Milestone Payments and any royalties pursuant to this Article 3 as consideration for the transfer of Licensed Patents and Licensed Know-How to BioAge for U.S. federal income Tax purposes (and applicable state, local or non-U.S. Tax purposes).

(b) Amgen and BioAge shall file all Tax returns, reports, schedules, information statements and other documents consistently with the understandings set forth in this Section 3.9.4, and shall take no contrary position on any such Tax return, or in any audit, claim, investigation or proceeding in respect of Taxes unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable state, local or non-U.S. law.

ARTICLE 4.

PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

Section 4.1 Intellectual Property Ownership.

4.1.1 Except to the extent expressly specified to the contrary in this Agreement: (a) each Party shall retain and own all right, title, and interest in and to all Patent Rights, trade secrets, proprietary rights and other intellectual property rights (collectively “Inventions”) conceived or created solely by such Party, (b) the Parties shall jointly own all right, title, and interest in and to Inventions conceived or created jointly by the Parties pursuant to this Agreement (“Joint Inventions”) and, subject to the provisions of this Agreement, neither Party shall have any duty to account or obtain the consent of the other Party (such consent deemed given hereunder) in order to exploit, license or assign its respective rights in Joint Inventions, and (c) inventorship and authorship of any Invention or work of authorship conceived or created by either Party or jointly by the Parties pursuant to this Agreement, shall follow the rules of the U.S. Patent and Trademark Office and the Laws of the U.S. (without reference to any conflict of law principles).

4.1.2 Notwithstanding the foregoing, all right, title, and interest in and to Inventions exclusively related to Licensed Compound (and any associated Patent Rights) shall be owned exclusively by BioAge regardless of inventorship.

Section 4.2 Prosecution and Maintenance.

4.2.1 BioAge shall have the first right to file, prosecute and maintain all Patent Rights specified under Licensed Patents at BioAge’s sole expense using outside counsel reasonably acceptable to Amgen. BioAge will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Patent Rights specified under Licensed Patents. Amgen shall reasonably cooperate with BioAge’s requests for data, affidavits, and other information and assistance to support prosecution and maintenance of the Patent Rights in the Licensed Patents; provided, however, that BioAge shall reimburse Amgen for its reasonable, documented out-of-pocket expenses with respect to such cooperation. BioAge shall promptly upon receipt forward to Amgen copies of any office actions, communications, and correspondence relating to the Licensed Patents. Amgen shall have the right to comment on and to discuss prosecution and maintenance activities with BioAge, and BioAge shall consider the same in good faith and shall provide Amgen with copies of all proposed filings and correspondence to give Amgen the opportunity to review and comment.

4.2.2 Notwithstanding the foregoing, if BioAge declines to file, prosecute or maintain any Patent Rights, elects to allow any Patent Rights to lapse in any country, or elects to abandon any Patent Rights (in each case to the extent contained in the Licensed Patents) before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

(a) BioAge shall provide Amgen with reasonable notice of such decision so as to permit Amgen to decide whether to file, prosecute or maintain such Abandoned Patent Rights and to take any necessary action (which notice shall, in any event, be given no later than [*] prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office).

(b) Amgen, at Amgen’s expense, may assume control of the filing, prosecution and/or maintenance of such Abandoned Patent Rights.

(c) Amgen shall have the right to transfer the responsibility for such filing, prosecution and maintenance of such Abandoned Patent Rights to patent counsel (outside or internal) selected by Amgen.

(d) BioAge shall assist and cooperate with Amgen’s reasonable requests to support prosecution and maintenance of such Abandoned Patent Rights; provided, however, that Amgen shall reimburse BioAge for its reasonable expenses with respect to such cooperation (including BioAge’s employee’s time at the FTE Rate).

(e) In the event a patent issues with respect to any such Abandoned Patent Rights, Amgen shall provide reasonable notice to BioAge thereof and such Abandoned Patent Right shall be excluded from the license granted by Amgen to BioAge under Section 2.1 (Grant), unless BioAge (i) reimburses Amgen for its reasonable, documented, internal and external costs and expenses related to the prosecution and maintenance of such Abandoned Patent Right [*] of notice of issuance of any such patent and (ii) assumes, in writing, the responsibility for the continued prosecution and maintenance of such Patent Rights in accordance with the provisions of Section 4.1 (Prosecution and Maintenance). For the avoidance of doubt, the Abandoned Patent Rights shall not be excluded from the license granted by Amgen to BioAge under Section 2.1 (Grant) unless and until after expiry of the [*] period referred to under (i) above and if BioAge elects not to exercise its rights under (i) and (ii) above.

Section 4.3 Enforcement.

4.3.1 BioAge Enforcement. Each Party will notify the other promptly in writing when any Infringement of a Licensed Patent by a Third Party is uncovered or reasonably suspected. BioAge shall have the first right to enforce any patent within the Licensed Patents against any Infringement or alleged Infringement thereof, and shall at all times keep Amgen informed as to the status thereof. BioAge may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5 (Recovery). Amgen shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at BioAge’s expense. BioAge shall not enter into any settlement of any claim described in this Section 4.3.1 (BioAge Enforcement) that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of Amgen or requires an admission of liability, wrongdoing or fault on the part of Amgen, without Amgen’s prior written consent, in each case, such consent not to be unreasonably withheld.

4.3.2 Amgen Enforcement. If BioAge elects not to enforce any patent within the Licensed Patents, then it shall so notify Amgen in writing within [*] of receiving notice that an Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Infringement), and Amgen may, in its sole judgement, and at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4.5 (Recovery). BioAge shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at Amgen’s expense. Amgen shall not enter into any settlement of any claim described in this Section 4.3.2 (Amgen Enforcement) that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of BioAge or requires an admission of liability, wrongdoing or fault on the part of BioAge without BioAge’s prior written consent.

4.3.3 Progress Reports. The Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.

Section 4.4 Defense of Third Party Claims. If either (a) any Product Exploited by or under authority of BioAge becomes the subject of a Third Party’s claim or assertion of Infringement of a patent relating to the manufacture, use, sale, offer for sale or importation of such Product in the Licensed Field in the Territory, or (b) a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity or unenforceability of any of the Licensed Patents, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action. Subject to Article 8 (Indemnification), unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”). Neither Party shall enter into any settlement of any claim described in this Section 4.4 that admits to the invalidity or unenforceability of the Licensed Patents, incurs any financial liability on the part of the other Party, requires an admission of liability, wrongdoing or fault on the part of the other Party or, in the case that BioAge is the settling Party, without such other Party’s prior written consent, in each case, such consent not to be unreasonably withheld. In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.

Section 4.5 Recovery. Except as otherwise provided, the costs and expenses of the Party bringing suit under Section 4.3 (Enforcement) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (a) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (b) the remainder of the recovery shall be shared as follows:

(a) If BioAge is the Enforcing Party, [*]; and

(b) If Amgen is the Enforcing Party, [*].

Section 4.6 Patent Term Extensions and Filings for Regulatory Exclusivity Periods. BioAge will advise Amgen when it is considering any patent term extension or supplementary protection certificates or their equivalent for the Licensed Patents. With respect to any patent listings required for any Regulatory Exclusivity for the Product, the Parties will mutually agree on which Licensed Patents to list.

Section 4.7 Patent Marking. BioAge will mark (including on packaging or a product website), and will cause all other Selling Parties to mark, the Product with all Licensed Patents in accordance with applicable Law, which marking obligation will continue for as long as (and only for as long as) required under applicable Law.

ARTICLE 5.

OBLIGATIONS OF THE PARTIES

Section 5.1 Responsibility. Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), BioAge shall be solely responsible for, and shall bear all costs associated with, the research, development and commercialization of the Product in the Territory, including regulatory, manufacturing, distribution, marketing and sales activities. Subject to the express written terms of this Agreement, all decisions concerning the development, marketing and sales of Product in the Territory including the clinical and regulatory strategy, design, sale, price and promotion of Product covered under this Agreement shall be within the sole discretion of BioAge.

Section 5.2 Diligence. BioAge shall (directly and/or through one or more Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to develop [*] Product in accordance with the Development Plan and to commercialize the Product in each of the U.S., European Union, Japan and ROW. BioAge may update or revise the Development Plan from time to time; provided that Amgen shall have the right to comment on (but not direct) any updates or revisions.

Section 5.3 Reports.

5.3.1 Within [*] after the end of each Calendar Year, BioAge shall submit to Amgen a report providing the status of BioAge ‘s and its Affiliates’ and Sublicensees’ activities related to the development of and Marketing Approval for the Products during the [*], in each case in relation to the last updated Development Plan.

5.3.2 Within [*] prior to the beginning of each Calendar Year, BioAge shall submit to Amgen plans for future activities related to the commercialization of the Products for [*].

Section 5.4 Distracting Programs.

5.4.1 Distracting Programs. Except as set forth in Section 5.4.2 (Post-Effective Date Affiliates) and 5.4.3 (Termination or Divestiture), [*], BioAge shall not (and shall ensure its Affiliates and Sublicensees do not) directly or indirectly conduct, enable, or participate in any Distracting Program.

5.4.2 Post-Effective Date Affiliates. In the event that BioAge enters into a Distracting Transaction with a Third Party, then BioAge shall provide prompt written notice to Amgen. Until the provisions of Section 5.4.3 (Termination or Divestiture) are effectuated, BioAge shall ensure that information and materials relating to the Product or activities hereunder are not shared with or used for the benefit of, and are sequestered from, Distracting Transaction Affiliate(s).

5.4.3 [*]. The notice provided pursuant to Section 5.4.2 (Post-Effective Date Affiliates) shall include a notification as to whether BioAge intends to: (a) [*]; or (b) [*].

Section 5.5 Reasonable Restrictions. Each of the Parties acknowledges that the provisions of Section 5.4 (Distracting Programs) are reasonable and necessary to protect the legitimate interests of the other Party and to encourage the free sharing of information between the Parties with respect to the Product and each of the Parties agrees not to contest such limitations in any proceeding.

Section 5.6 Data Security. BioAge agrees to, and to cause its applicable Affiliates to, comply with the Information Security Requirements Schedule attached as Exhibit F.

Section 5.7 Product Lots. Subject to entering the Quality Agreement as set forth in this Section 5.7, the Parties shall reasonably cooperate and assist each other in transferring ownership of Product drug product and/or Product drug substance (such material, collectively, the “Product Lots”) set forth in Exhibit A attached hereto as promptly as reasonably practicable following the Effective Date; provided, however, that neither Party shall be required to pay money to any Third Party, commence any litigation with, or offer or grant any accommodation (financial or otherwise) to any Third Party. Such Product Lots shall be delivered [*] (Incoterms 2020) Amgen, Thousand Oaks, California for shipment to a single location designated by BioAge. Any expense for shipment shall be borne by BioAge (including any import or export duties or taxes). Subject to the terms of this Section 5.7 and Section 6.2 (Additional AMGEN Warranties), Amgen transfers the Product Lots to BioAge “as is”, and makes no other representation to BioAge in connection therewith. Within [*] of the Effective Date, the Parties will enter into a Quality Agreement with commercially reasonable terms governing the quality of the Product Lots to be supplied pursuant to this Section 5.7.

ARTICLE 6.

REPRESENTATIONS

Section 6.1 Mutual Representations and Warranties. Each of Amgen and BioAge represent and warrant that:

(a) it is duly organized and validly existing under the Law of the jurisdiction of its formation, and has full power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite action;

(c) it shall comply with all applicable Law (including applicable Law relating to data protection and privacy), Proper Conduct Practices, and Anti-Corruption Laws in connection with the performance of its rights, duties and obligations under this Agreement; and

(d) this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

Section 6.2 Additional Amgen Warranties. Amgen warrants to BioAge that, as of the Effective Date:

(a) Amgen has full legal or beneficial title and ownership to the Licensed Patents listed on Exhibit B as is necessary to grant the licenses to BioAge to such Licensed Patents that Amgen grants pursuant to this Agreement;

(b) The patents and patent applications listed on Exhibit B represent all Patent Rights Controlled by Amgen or its Affiliates that Cover the Licensed Compounds;

(c) Amgen has no actual knowledge (without making any inquiry) of any fact or circumstance that would affect the validity or enforceability of the Licensed Patents;

(d) Amgen has the rights necessary to grant the licenses to BioAge to Licensed Know-How that Amgen grants pursuant to this Agreement;

(e) The Patent Rights included in the Licensed Patents are not subject to any liens or encumbrances and Amgen has not granted to any Third Party any rights or licenses under such Patent Rights or Licensed Know-How that would conflict with the licenses granted to BioAge hereunder. No patent application or registration within the Licensed Patents is the subject of any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. §1.291;

(f) No Third Party has made any claim or allegation to Amgen or its Affiliates in writing that a Third Party has any right or interest in or to the Licensed Patents listed on Exhibit B; and

(g) To the knowledge of Amgen, no claim or litigation that been brought or threatened in writing by any Third Party alleging that (i) the Licensed Patents are invalid or unenforceable or (ii) the manufacture, sale, offer for sale, or importation of the Product in the Licensed Field in the Territory infringes or misappropriates or would infringe or misappropriate any right of any Third Party;

Section 6.3 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 6 (REPRESENTATIONS), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Section 6.4 Additional BioAge Warranties. BioAge warrants to Amgen that, as of the Effective Date:

(a) Neither BioAge nor its directors, officers or employees have been debarred, excluded or the subject of debarment or exclusion proceedings by any Governmental Authority;

(b) Neither BioAge nor its officers or directors are Sanctioned Persons, nor are they owned fifty percent (50%) or more individually, or in the aggregate by, or Controlled by, any Sanctioned Person; and

(c) BioAge has established and maintains reasonable internal policies and controls, including codes of conduct and ethics and reasonable reporting requirements, intended to ensure compliance with Anti-Corruption Laws, International Trade Laws and other applicable Law, to the extent applicable to BioAge under the laws of the jurisdiction of its incorporation, including healthcare compliance, privacy laws and data protection laws.

Section 6.5 BioAge Covenants. BioAge covenants to Amgen that:

(a) it will conduct, and will cause its contractors to conduct, all preclinical and clinical studies for the Product and manufacturing of the Product, in accordance with (i) all U.S. Laws and the Laws of the country in which such clinical studies are conducted, and (ii) the known or published standards of the FDA and the Regulatory Authority in such country, including but not limited to good laboratory practice, good clinical practice, and current good manufacturing practices. Neither BioAge, nor any officer, employee or agent of BioAge, will knowingly make an untrue statement of a material fact to any Regulatory Authority with respect to the Product (whether in any submission to such Regulatory Authority or otherwise), and neither will knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Product;

(b) it (and its Affiliates) will not employ or otherwise use in any capacity the services of any Person debarred or excluded under United States Law, including under 21 U.S.C. § 335a and 42 U.S.C. § 1320a-7(a), or any foreign equivalent thereof, including any Person that has been: (i) debarred by the FDA (or subject to a similar sanction of a Regulatory Authority), or that is subject of an FDA debarment investigation or proceeding (or similar proceeding of a Regulatory Authority), or is otherwise ineligible to participate in federal healthcare programs or federal procurement or non-procurement programs; or (ii) has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible;

(c) if, during the term of this Agreement, BioAge becomes aware that any Person employed or retained by it to perform any of its obligations under, or services related to, this Agreement: (i) comes under investigation by the FDA, or a similar Regulatory Authority, (ii) is debarred, excluded, suspended, disqualified or subject to a similar sanction of a Regulatory Authority, or (iii) engages in any conduct or activity that could lead to any of the aforementioned actions or similar sanctions of a Regulatory Authority, BioAge shall immediately notify Amgen;

(d) it shall comply with all applicable Law, International Trade Law, Proper Conduct Practices, and Anti-Corruption Laws in connection with the performance of its rights, duties and obligations under this Agreement;

(e) it shall provide Amgen with any information required by Amgen to comply with International Trade Laws with respect to this Agreement;

(f) it shall promptly provide Amgen with written notice upon receiving a formal notification that it is the target of a formal or informal request for information, subpoena, investigation, litigation, penalty, or claim from any Governmental Authority, or any Third Party, for violation or potential violation of any applicable Anti-Corruption Law, International Trade Laws or Proper Conduct Practices;

(g) prior to beginning any development or commercialization of any Product under this Agreement, each of its employees, agents, independent contractors or Affiliates involved in the development or commercialization of any Product shall be required to undergo compliance training with respect to Proper Conduct Practices and Anti-Corruption Laws;

(h) it shall use only legitimate and ethical business practices (including Proper Conduct Practices) in connection with activities conducted in connection with this Agreement whether directly, through the use of Representatives or otherwise, and shall not take any action that would subject any other Party to penalties under any applicable Law;

(i) it shall cause its Affiliates and its and their officers, directors, employees and agents to comply with this Agreement, including the covenants in this Section 6.5;

(j) it shall comply with all applicable (i) U.S. Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain U.S. Government lists of restricted parties; (ii) U.S. Laws prohibiting participation in non-U.S. boycotts that the United States does not support; (iii) U.S. Laws prohibiting the sale of products to parties from any country subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties; (iv) International Trade Laws, and (v) data privacy laws of the applicable jurisdiction, including the General Data Protection Regulation (Regulation (EU) 2016/679), and all data breach notification and information securities laws and regulations specific thereto;

(k) as of the Effective Date to and through the expiration or termination of this Agreement, (i) it, and, to the best of its knowledge, its Representatives, shall not, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with this Agreement, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, (ii) that its books, accounts, records and invoices related to this Agreement or related to any work conducted for or on behalf of the other Party are and will be complete and accurate, and (iii) that Amgen may terminate this Agreement if (a) BioAge or BioAge’s Representatives fails to comply with the Anti-Corruption Laws or with this provision, or (b) Amgen has a good faith belief that BioAge or BioAge’s Representatives has violated, intends to violate, or has caused a violation of the Anti-Corruption Laws. Amgen may reasonably request from time to time that BioAge complete a compliance certification regarding the foregoing; Amgen may also terminate this agreement if BioAge (1) fails to complete a compliance certification, (2) fails to complete it truthfully and accurately, or (3) fails to comply with the terms of that certification; and

(l) if one or more Covered Individuals and Entities contributes to or performs any of BioAge obligations hereunder, payments made by or on behalf of BioAge to each such Covered Individual and Entity or other compensation or consideration received by each such Covered Individual and Entity on account of its contributions to or performance of any of BioAge’s obligations hereunder shall (i) comply with all applicable Law, (ii) represent fair market value, (iii) not be determined in a manner that that takes into account the volume or value of any future business that might be generated between the Parties, and (iv) not be construed to require a Covered Individual or Entity to promote, purchase, prescribe, or otherwise recommend an Amgen Therapeutic Product being marketed or under development. BioAge agrees that Amgen shall have the right, upon notice to BioAge and without further agreement or acknowledgement of BioAge, to modify the terms of this Agreement as Amgen determines, in its reasonable discretion, is necessary or required to comply with Amgen’s or, as applicable, one or more of its Affiliate’s requirements for interactions with a Covered Individual and Entity (including without limitation conformance of the compensation to fair market value and imposition of additional reporting or documentation obligations).

ARTICLE 7.

INDEMNIFICATION

Section 7.1 Indemnity.

7.1.1 By Amgen. Amgen agrees to defend BioAge and its (and its Affiliates’) directors, officers, employees and agents (the “BioAge Indemnified Parties”) at Amgen’s cost and expense, and will indemnify and hold BioAge and the other BioAge Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of Amgen or its Affiliates in connection with its activities under this Agreement, (b) the breach of this Agreement or the representations and warranties made hereunder by Amgen, except, in the case of each of (a) or (b) of this Section 7.1.1 (By Amgen), to the extent such Losses result from clause (a), (b) or (c) of Section 7.1.2 (By BioAge). In the event of any such claim against the BioAge Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) BioAge promptly notifying Amgen in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of Amgen except to the extent Amgen is actually materially prejudiced thereby) and (y) BioAge granting Amgen sole management and control, at Amgen’s sole expense, of the defense of the claim and its settlement (provided, however, that Amgen shall not settle any such claim without the prior written consent of BioAge if such settlement does not include a complete release from liability or if such settlement would involve BioAge undertaking an obligation (including the payment of money by a BioAge Indemnified Party), would bind or impair a BioAge Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of BioAge or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the BioAge Indemnified Parties reasonably cooperating with Amgen (at Amgen’s expense). The BioAge Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

7.1.2 By BioAge. BioAge agrees to defend Amgen and its (and its Affiliates’) directors, officers, employees and agents (the “Amgen Indemnified Parties”) at BioAge’s cost and expense, and will indemnify and hold Amgen and the other Amgen Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (a) the negligence or willful misconduct of BioAge, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (b) the breach of this Agreement or the representations, warranties and covenants made hereunder by BioAge, or (c) the Exploitation of the Product by or on behalf of BioAge, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a) or (b) of Section 7.1.1 (By Amgen). In the event of any such claim against the Amgen Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Amgen promptly notifying BioAge in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of BioAge except to the extent BioAge is actually materially prejudiced thereby) and (y) Amgen granting BioAge shall sole management and control, at BioAge’s sole expense, the defense of the claim and its settlement (provided, however, that BioAge shall not settle any such claim without the prior written consent of Amgen if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by an Amgen Indemnified Party), would bind or impair an Amgen Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Amgen or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Amgen Indemnified Parties reasonably cooperating with BioAge (at BioAge’s expense). The Amgen Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

Section 7.2 LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 7.2 (LIMITATION OF DAMAGES) SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 8 (CONFIDENTIALITY) OR (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 7.2 (LIMITATION OF DAMAGES) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 7 (INDEMNIFICATION) WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

Section 7.3 Insurance. At least [*] prior to the Initiation of the first clinical trial of a Product, BioAge shall at its own expense procure and maintain during the Term (and for [*] thereafter) clinical trial liability insurance coverage adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent pharmaceutical companies. Additionally, at least [*] prior to First Commercial Sale of any Product in the Territory, BioAge shall at its own expense procure and maintain during the Term (and for [*] thereafter) product liability insurance coverage adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent pharmaceutical companies. Each insurance policy required by and procured by BioAge under this Section 7.3 (Insurance) shall name Amgen as an additional insured. Such insurance shall not be construed to create a limit of BioAge’s liability with respect to its indemnification obligations under this Article 7 (Indemnification). BioAge shall provide Amgen with a certificate of insurance or other evidence of such insurance, upon request. BioAge shall provide Amgen with written notice at least [*] prior to the cancellation, non-renewal or a material change in such insurance which materially adversely affects the rights of Amgen hereunder, and [*] prior written notice of cancellation for non-payment of premiums. BioAge’s insurance hereunder shall be primary with respect to the obligations for which BioAge is liable hereunder.

ARTICLE 8.

CONFIDENTIALITY

Section 8.1 Confidential Information.

8.1.1 Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” will mean (a) all Licensed Know-How, (b) all Licensed Materials, and (c) all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Without limiting the foregoing, Licensed Know-How and Licensed Materials will be considered Confidential Information of Amgen, and all research and development updates as well as financial and business disclosures from BioAge to Amgen will be considered Confidential Information of BioAge. During the Term, Amgen shall keep confidential all Licensed Know-How and Licensed Materials to the extent disclosure of such Confidential Information would negatively impact in any material way the Exploitation of the Product in the Territory by BioAge or its Affiliates or Sublicensees.

8.1.2 Restrictions. During the Term and for [*] thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 8.1.2 (Restrictions). Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 8.1.2 (Restrictions). Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

8.1.3 Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (b) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

8.1.4 Permitted Disclosures. Without limiting Sections 2.4.3 and 8.1.2, Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a) in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(b) in connection with prosecuting or defending litigation, Marketing Approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement;

(c) in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where BioAge is the Receiving Party); potential and permitted acquirers or assignees; and potential investment bankers, investors and lenders; and

(d) BioAge shall have the right to disclose [*].

provided, however, that (1) with respect to Sections 8.1.4(a) or 8.1.4(b), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 8.1.4(c), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 8.1.2 (Restrictions) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

8.1.5 Privacy and Data Protection.

(a) Without limiting each Party’s respective obligations elsewhere in the Agreement, each Party, as applicable, agrees that where a Party determines the purpose and means of processing Personal Data, such party is: (i) acting as a “controller” (as defined under the European Union General Data Protection Regulation (Regulation (EU) 2016/679 and implementation legislation adopted by any of the member states of the European Union (“GDPR”) and other applicable Law) of such information; and (ii) shall comply with GDPR and all applicable data privacy and protection Law applicable to a controller, which shall include without limitation employing and maintaining appropriate Security (as defined below) to protect such data. “Security” means technological, physical and administrative controls, including, but not limited to, policies, procedures, organizational structures, hardware and software functions, as well as physical security measures, the purpose of which is, in whole or part, to ensure the confidentiality, integrity or availability of Personal Data.

(b) In the event of an actual or reasonably suspected breach or violation of Security concerning the Study Data (“Privacy Incident”), each Party shall notify the other of such incident without undue delay (but in no event later than [*] after discovery). In such event, each Party shall be responsible for fulfilling any reporting and notification obligations required under GDPR and other Law with regard to the data processing operations it carries out.

(c) The Parties hereby incorporate the EU Standard Contractual Clauses necessary to effectuate the compliant onward transfer of EU Personal Data outside of EU/EEA to third countries attached hereto as Exhibit H. In addition, the Parties agree to cooperate with each to effectuate the compliant transfer of Personal Data applicable to other jurisdictions, which may include executing additional data transfer agreements.

(d) The Parties shall notify each other without delay (but in no event later [*] after receipt) in the event a data subject asserts one of his/her rights under GDPR and applicable data privacy and protection laws. Any such notifications shall be made in a pseudonymous form using the subject’s trial-specific identification number only. If necessary and appropriate, the Parties shall reasonably cooperate with each other by providing the necessary information to ensure full and effective implementation of the rights of the data subject. Notification required under this Section shall be made as follows:

Amgen: [*]

BioAge: [*]

(e) To the extent required under GDPR and Law, BioAge shall (i) make available to Amgen such information as is reasonably necessary to demonstrate BioAge’s compliance with its obligations under this Agreement, GDPR and Law with respect to this Agreement and (ii) allow for and contribute to audits and inspections conducted by Amgen in accordance with the terms of this provision to demonstrate such compliance with BioAge’s obligations set out in this Agreement, GDPR and Law. Should Amgen choose to exercise the right to conduct an audit or inspection as described in (ii) above, Amgen shall designate an independent, qualified third-party that is reasonably acceptable to and approved by BioAge to perform such audit, at Amgen’s cost and expense. The timing of such audit or inspection shall be agreed to by the Parties. BioAge will document the results of such inspections or audits and present them to Amgen for approval. If BioAge objects to Amgen’s request for audit or inspection, it shall advise Amgen of its objections, the reasons for objecting, and reasonably work with Amgen to tailor the audit or inspection to address such objections, to the extent commercially reasonable

Section 8.2 Terms of this Agreement; Publicity.

8.2.1 Restrictions. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 8.1.4 (Permitted Disclosures). Except as required by Law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld (or as such consent may need to be obtained in accordance with Section 8.2.2 (Review) or 8.3.1 (Right to Publish)).

8.2.2 Review. In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than [*]). If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release, provided that the other Party provided its written consent hereto as stated in 8.2.1 (Restrictions). For the avoidance of doubt (and notwithstanding anything contained in this Agreement to the contrary), BioAge, in its sole discretion, may make disclosures relating to the development or commercialization of the Product, including the results of research and any clinical trial conducted by BioAge or any health or safety matter related to the Product.

Section 8.3 Publications.

8.3.1 Right to Publish. Subject to the provisions of Sections 8.1 (Confidential Information), 8.2 (Terms of this Agreement; Publicity) and 8.3.2 (Review), BioAge shall have the right to publish with respect to the Products in publications based in the Territory, and to make scientific presentations on the Products in the Territory. Neither Party shall publish information concerning the manufacture of the Licensed Compound without the prior written consent of the other Party. The Parties acknowledge and agree that all BioAge publications pursuant to this section shall be developed by BioAge in accordance with

BioAge’s publications policies and practices. In addition, authorship by BioAge of any publication arising from this Agreement will be undertaken in accordance with the International Committee of Medical Journal Editors (ICMJE) guidelines for authorship. Consistent with those guidelines, authorship will be based upon substantial contribution to the design, analysis, interpretation of data, drafting and/or critically revising any publication(s) derived from the Agreement, and authors must engage in the drafting of the publication or revise it critically for important intellectual content. BioAge agrees to maintain evidence of its compliance with the ICMJE guidelines for authorship, and that it will provide such evidence to Amgen upon request. Publications shall acknowledge use of any Amgen data, support, or other contributions as appropriate and consistent with medical journal guidelines.

8.3.2 Review. Except as required by Law or court order, for any proposed publication or presentation regarding the Product in the Territory, the Party desiring to make such publication: (a) shall transmit a copy of the proposed publication for review and comment to the other Party at least [*] prior to the submission of such publication to a Third Party; (b) shall postpone such publication for up to an additional [*] upon request of a Party to allow the consideration of appropriate patent applications or other protection to be filed; (c) upon request of the other Party (or applicable licensee) shall remove all Confidential Information of the other Party (or applicable licensee) (excluding, for clarity, anything permitted to be disclosed by BioAge pursuant to the last sentence of Section 8.2.2 (Review)); and (d) shall consider all reasonable comments made by the other Party (or its applicable licensee).

8.3.3 Amgen Publication. Amgen shall have the right to publish those publications in planning stage as of the Effective Date, including those listed in Exhibit G; provided, however, that any other publication regarding the Product or that discloses Confidential Information of BioAge shall require BioAge’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. The Parties acknowledge and agree that all Amgen publications pursuant to this section shall be developed by Amgen in accordance with Amgen’s publications policies and practices.

Section 8.4 Relationship to the Confidentiality Agreements. Prior to the Effective Date, the Parties entered into a confidential disclosure agreement, [*] (the “CDA”). Any Confidential Information previously disclosed by the Parties pursuant to the CDA shall now be Confidential Information for purposes of this Agreement and the Parties shall treat it as such in accordance with the terms hereof, and this Agreement supersedes the CDA with respect to the Parties.

Section 8.5 Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

ARTICLE 9.

TERM & TERMINATION

Section 9.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 9 (Term & Termination), shall continue in full force and effect until expiration of obligations to pay royalties under this Agreement for any Products in the Territory. Upon expiration of this Agreement, the licenses granted to BioAge by Amgen under this Agreement to Exploit the Product shall be fully paid-up, irrevocable and non-exclusive.

Section 9.2 Termination by Amgen.

9.2.1 Breach. Amgen will have the right to terminate this Agreement in the U.S., EU, and Japan, or in full upon delivery of written notice to BioAge in the event of any material breach by BioAge of (1) any terms and conditions of this Agreement with respect to the Exploitation in such country, region or Territory or (2) solely prior to the earliest to occur of [*], the Designated Investment Document Terms, provided, however, that such termination will not be effective if such breach has been cured within [*] after written notice thereof is given by Amgen to BioAge specifying in reasonable detail the nature of the alleged breach; provided further, however, that to the extent such material breach involves the material undisputed failure to make a payment when due, such breach must be cured within [*] after written notice thereof is given by Amgen to BioAge; provided further, however, that if the material breach is not reasonably capable of being cured within [*] cure period, and if BioAge (a) proposes within such [*] period a written plan, reasonably acceptable to Amgen, to cure such breach, and (b) makes good faith efforts to cure such default and to implement such written cure plan, then, until [*] receipt of notice of termination, Amgen may not terminate this Agreement for so long as BioAge is diligently pursuing such cure in accordance with such plan. Notwithstanding the foregoing, any breach by BioAge of Section 6.1 with respect to Proper Conduct Practices shall be deemed a material breach for which Amgen may terminate this Agreement immediately upon delivery of written notice without any opportunity for BioAge to cure such breach.

9.2.2 Termination for IP Challenge. Amgen will have the right to terminate this Agreement in full upon written notice to BioAge in the event that BioAge or any of its Affiliates or Sublicensees directly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any Licensed Patents; provided, however, that Amgen will not have the right to terminate this Agreement under this Section 9.2.2 (Termination for IP Challenge) for any such challenge by any Sublicensee if (a) BioAge terminates such Sublicense within [*] of Amgen’s notice to BioAge under this Section 9.2.2 (Termination for IP Challenge) or (b) such challenge is dismissed within [*] of Amgen’s notice to BioAge under this Section 9.2.2 (Termination for IP Challenge) and not thereafter continued.

9.2.3 Termination for a BioAge Distracting Product. Amgen will have the right to terminate this Agreement in full upon written notice to BioAge in the event that BioAge violates Section 5.4.1 (Distracting Programs); provided, however, that such termination will not be effective if such violation has been cured [*] after written notice thereof is given by Amgen to BioAge.

9.2.4 Termination for Failure to Develop or Commercialize. In the event BioAge fails to perform any material development or commercialization activities with respect to the Products for a period of [*], and such failure is not due to reasons outside of BioAge’s control (including, without limitation, a regulatory hold or force majeure event), then without limiting other available remedies, Amgen shall have the right to terminate this Agreement (1) in the U.S., European Union or Japan, with respect to the applicable country or region, or (2) in the remainder of the Territory excluding the U.S., European Union and Japan (“ROW”), if no such development or commercialization activities occur anywhere in ROW; provided, however, that such termination will not be effective if such failure has been cured within [*] after written notice thereof is given by Amgen to BioAge regarding such failure.

Section 9.3 Termination by BioAge.

9.3.1 Breach. BioAge will have the right to terminate this Agreement in full upon delivery of written notice to Amgen in the event of any material breach by Amgen of any terms and conditions of this Agreement; provided, however, that such termination will not be effective if such breach has been cured within [*] after written notice thereof is given by BioAge to Amgen specifying the nature of the alleged breach; provided further, however, that if the material breach is not reasonably capable of being cured within the [*] cure period, and if Amgen (a) proposes within such [*] period a written plan, reasonably acceptable to BioAge, to cure such breach, and (b) makes good faith efforts to cure such default and to implement such written cure plan, then, until the first anniversary of receipt of notice of termination, BioAge may not terminate this Agreement for so long as Amgen is diligently pursuing such cure in accordance with such plan.

9.3.2 Discretionary Termination. BioAge will have the right to terminate this Agreement in full or on a country-by-country basis for convenience:

(a) In the time period prior to the initiation of clinical development for any Product, upon [*] prior written notice to Amgen

(b) In the time period after the initiation of clinical development for any Product, upon [*] prior written notice to Amgen

Following any such notice of termination, BioAge shall have no further obligation pursuant to Section 5.2 (Diligence) with respect to the terminated country(ies) (or the Territory if BioAge terminates this Agreement in full) to further Exploit any the Product, however, BioAge shall use its reasonable efforts to facilitate a smooth, orderly and prompt transition of any of the Product(s) Controlled by BioAge in the terminated country(ies) (or the Territory if BioAge terminates this Agreement in full) prior to the effective date of termination with respect to such country(ies) (or the Territory if BioAge terminates this Agreement in full) from BioAge to Amgen.

Section 9.4 Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (b) propose a written agreement of composition or extension of its debts, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within [*] after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors or (f) admit in writing its inability generally to meet its obligations as they fall due in the general course.

Section 9.5 Effects of Termination. Upon termination by Amgen under Section 9.2 (Termination by Amgen), or by BioAge Section 9.3.2 (Discretionary Termination) or by Amgen under Section 9.4 (Termination Upon Bankruptcy):

(a) BioAge will responsibly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices and all legal and regulatory requirements, any on-going clinical studies for which it has responsibility hereunder in which patient dosing has commenced or, if reasonably practicable and not adverse to patient safety and requested by Amgen, BioAge shall complete such trials and Amgen shall reimburse BioAge its reasonable, out-of-pocket costs and internal labor costs at the FTE Rate associated therewith. For the purpose of clarity, except as provided for above, BioAge may wind-down any ongoing clinical trials prior to the date of termination in accordance with accepted pharmaceutical industry norms and ethical practices and BioAge will be responsible for any costs associated with such wind-down.

(b) A termination of this Agreement will automatically terminate any sublicense granted by BioAge pursuant to Section 2.2 (Sublicenses) unless (1) Amgen has approved such sublicense in writing, such approval not to be unreasonably withheld, conditioned or delayed, (2) such Sublicensee is not in breach of such sublicense agreement, and (3) termination of this Agreement is not caused by any act or omission of such Sublicensee, in which case all rights under such sublicense shall be deemed to survive termination as long as Sublicensee complies with its obligations thereunder, and provided that in no event will Amgen be obligated to fulfill any of BioAge’s obligations under such sublicense (other than the granting of rights under the Licensed Patents and Licensed Know-How). The Sublicensee of any such surviving sublicense shall continue to pay to Amgen the milestones and royalties that would have been due to Amgen under this Agreement based on such Sublicensee’s activities had this Agreement not been terminated. For clarity, in the event that such Sublicensee fails to pay Amgen the applicable milestones and royalties due to Amgen based on such Sublicensee’s activities, Amgen shall be entitled to terminate such Sublicensee’s sublicense by providing written notice of termination which notice shall take effect [*] after it is received by such Sublicensee unless such Sublicensee has cured any such breach or default prior to expiration of the [*] period.

(c) All rights and licenses granted by Amgen to BioAge in Article 2 (License Grant) will terminate.

(d) Upon Amgen’s request, all Marketing Approvals and other regulatory filings and communications owned (in whole or in part) or otherwise controlled by BioAge and its Affiliates, and (subject to Section 9.5(b)) Sublicensees, and all other documents, in all cases relating to or necessary to further Exploit any Product (and not with respect to any active pharmaceutical ingredients that are not a Licensed Compound that may be included in a Product), as such items exist as of the effective date of such termination (including all documents related to completed and ongoing clinical studies) will be assigned to Amgen to the extent practicable (or, if not so assigned, BioAge shall make the benefit of the foregoing reasonably available to Amgen), and BioAge will provide to Amgen one (1) copy of the foregoing and all documents contained in or referenced in any such items, together with the raw and summarized data for any clinical studies (and where reasonably available, electronic copies thereof). All expenses in relation to such assignment will be borne by Amgen. In the event of any failure to obtain assignment, BioAge hereby consents and grants to Amgen the right to access and reference (without any further action required on the part of BioAge, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such item.

(e) Upon Amgen’s election, BioAge shall and hereby does grant to Amgen and its Affiliates (i) an automatic, worldwide, royalty-bearing, perpetual and irrevocable exclusive license, with the right to grant sublicenses through multiple tiers, solely for use in Exploiting such Product, under Know-How and Patent Rights that are Controlled by BioAge or any of its Affiliates and Sublicensees prior to termination and that are solely related to a Product (and not with respect to any active pharmaceutical ingredients that are not a Licensed Compound that may be included in a Product) and which are necessary for Exploiting such Product and any improvement of any of the foregoing, and (ii) an automatic, worldwide, perpetual and irrevocable non-exclusive license, with the right to grant sublicenses through multiple tiers, solely for use in Exploiting the Product, under Know-How and Patent Rights that are Controlled by BioAge or any of its Affiliates and (subject to Section 9.5(b)) Sublicensees that are not solely related to such Product but that are necessary for Exploiting such Product and any improvement to any of the foregoing. For the purpose of clarity, upon Amgen’s election at the time of termination, (1) such license shall be effective only as of and after the effective date of such termination and (2) Amgen will be obligated to pay royalties during the Royalty Term(s) as provided for in Section 3.3 (Royalties) whether the Net Sales are by Amgen its Affiliate or sublicensee; provided, all deductions and reductions contemplated in Section 3.3 will apply to such payments and the definition of Net Sales and Sections 3.4 (Method of Payment) -3.9 (Taxes)(inclusive) will apply mutatis mutandis to Amgen in connection with the payment of such royalties and provided further that the royalty rates shall be [*] of the rates set forth in Section 3.3. Notwithstanding the foregoing, in the event that any of the foregoing Know-How or Patent Rights are not Controlled by BioAge (or any of its Affiliates and Sublicensees) due to the fact that such party would be obligated to make any payments to a Third Party in connection with the grant of the foregoing licenses, then Amgen shall have the right to assume such payment obligations and shall comply with other terms and conditions applicable to a sublicense under such agreement (to the extent allowed under the Third Party license agreement) and should it elect to do so, such Know-How and Patent Rights shall be included in such license grant.

(f) Upon Amgen’s request, BioAge will assign (or, if applicable, will cause its Affiliates or (subject to Section 9.5(b)) Sublicensees to assign) to Amgen all of BioAge’s (and such Affiliates’ and Sublicensees’) right, title and interest in and to any registered or unregistered trademarks or internet domain names that are specific to the Product(s), provided that such assignment is in accordance with BioAge’s policy on trademarks (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of BioAge).

(g) If Amgen has elected the licenses under subclause (e) above, BioAge agrees (and shall cause its Affiliates and Sublicensees as a condition of the grant of the applicable Sublicense to so agree) to fully cooperate with Amgen and its designee(s) to facilitate a smooth, orderly and prompt transition of the Exploitation of the Product in the Territory to Amgen and/or its designee(s). Upon request by Amgen, BioAge shall transfer to Amgen some or all quantities of the Product in its possession. If BioAge is, at the time of such termination of this Agreement, party to any Third Party contracts with respect to the Product(s), then it shall provide Amgen notice of and (to the extent permitted to do so), copies thereof. BioAge shall assign to Amgen any such contracts requested by Amgen, to the extent relating to the Product(s) (and not with respect to any active pharmaceutical ingredients that are not a Licensed Compound that may be included in a Product) and to the extent it has the right under such contract(s) to do so (and shall use commercially reasonable efforts to obtain any required consents, which efforts shall not require making any payments or incurring any liabilities unless Amgen agrees to reimburse BioAge therefor (and BioAge shall inform Amgen of any such required payment or liability)). In addition, BioAge shall, at Amgen’s cost and expense, (i) provide any cooperation reasonably requested by Amgen to ensure uninterrupted supply of the Product(s) (including BioAge’s employees’ time at the FTE Rate), and (ii) if BioAge manufactured the Product(s) at the time of termination, continue to provide for manufacturing of the Product for Amgen, at [*] of the fully-burdened manufacturing cost therefor, from the date of notice of such termination until the sooner to occur of such time as Amgen is able, using commercially reasonable efforts to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of Product(s) may be procured and legally sold in the Territory or [*] from the effective date of termination of this Agreement.

BioAge shall duly execute and deliver, or cause to be duly executed and delivered, such instruments and shall do and cause to be done such activities and things, including the filings of such assignments, agreements, documents and instruments, as may be necessary under, or as Amgen may reasonably request in connection with, Amgen’s rights under this Section 9.5 (Effects of Termination).

Section 9.6 Survival. In addition to the termination consequences set forth in Section 9.5 (Effects of Termination), the following provisions will survive termination or expiration of this Agreement: Articles 1 (Definitions), 7 (Indemnification), 8 (Confidentiality), and 10 (Miscellaneous) and Sections 2.7 (No Other Rights), 3.2 (Milestone Payments) (with respect to payment obligations accrued before such expiration or termination), 3.3 (Royalties) (with respect to sales made before such expiration or termination), 3.4 (Method of Payment) through 3.9 (Taxes) (inclusive) (with respect to Milestone Payments and periods with sales of the Product made before such expiration or termination), 4.3 (Enforcement) through 4.5 (Recovery) (inclusive) (with respect to any action initiated prior to such expiration or termination), 6.3 (Disclaimer), and this Section 9.6 (Survival). Termination or expiration of this Agreement are neither Party’s exclusive remedy and will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration of this Agreement.

ARTICLE 10.

MISCELLANEOUS

Section 10.1 Entire Agreement; Amendment. This Agreement and all Exhibits attached to this Agreement and the Financing Agreements constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

Section 10.2 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

Section 10.3 Independent Contractors. The relationship between BioAge and Amgen created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

Section 10.4 Governing Law; Jurisdiction. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of New York, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Licensed Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

Section 10.5 Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the following business day.

If to BioAge:	BioAge Labs, Inc. [*]

If to Amgen:	Amgen Inc. [*]

With a copy to:	[*]

Section 10.6 Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this

Agreement shall not in any way be affected or impaired thereby. Notwithstanding anything to the contrary in this Agreement, each Party acknowledges and agrees that (a) the other Party is permitted to publicly disclose information regarding this Agreement to comply with applicable Laws (including without limitation the Physician Payment Sunshine Act and related requirements (collectively, “Disclosure Laws”) and (b) this information may include without limitation payments, or other transfers of value, made on behalf or at the request of the other Party to physicians, teaching hospitals, and other persons or entities that are the subject of the Disclosure Laws. Each Party agrees to promptly respond to, and cooperate with, the reasonable requests of the other Party regarding collection of information regarding and compliance with Disclosure Laws. For the avoidance of doubt, BioAge will be responsible for reporting payments and other transfers of value (“POTV”), including the Licensed Compound, that BioAge provides in connection with any clinical study to healthcare providers, teaching hospitals, and/or other persons or entities for whom POTV must be reported in accordance with reporting requirements under applicable Law. Further, each Party acknowledges and agrees that any payments made under this Agreement: (i) represent or, as applicable, will represent the fair market value of the rights granted hereunder, (ii) have been negotiated or, as applicable, will be negotiated at “arm’s length”, and (iii) have not been and will not be determined in any manner with regard to any implicit or explicit agreement to provide favorable procurement decisions or prescribing practices with regard to Amgen’s products, or to the value or volume of any business or referrals generated between the Parties. The Parties further acknowledge and agree that no part of any payments provided under this Agreement is a prohibited payment for recommending or arranging for the referral of business or the ordering of items or services. Additionally, the Parties agree that neither this Agreement or any consideration paid hereunder is contingent upon BioAge’s use or purchase of any Amgen products.

Section 10.7 Non-Use of Names. Amgen shall not use the name, trademark, logo, or physical likeness of BioAge or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without such BioAge’s prior written consent. Amgen shall require its Affiliates to comply with the foregoing. BioAge shall not use the name, trademark, logo, or physical likeness of Amgen or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Amgen’s prior written consent. BioAge shall require its Affiliates and Sublicensees to comply with the foregoing in connection with each such Sublicensee’s sublicense.

Section 10.8 Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement (a “Sale Transaction”), without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 10.8 (Successors and Assigns) shall be null and void.

Section 10.9 Sale Transaction or Amgen Acquisition. In the event of (x) a Sale Transaction, or (y) the acquisition by Amgen of all or substantially all of the business of a Third Party (together with any entities that were Affiliates of such Third Party immediately prior to such acquisition, an “Amgen Acquiree”), whether by merger, sale of stock, sale of assets or otherwise (an “Amgen Acquisition”), intellectual property rights of the acquiring party in a Sale Transaction, if other than one of the Parties to this Agreement (together with any entities that were affiliates of such Third Party immediately prior to such Sale Transaction, a “Third Party Acquirer”), or the Amgen Acquiree, as applicable, shall not be included in the technology licensed hereunder or otherwise subject to this Agreement.

Section 10.10 Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

Section 10.11 No Third Party Beneficiaries. Except as expressly provided with respect to Amgen Indemnified Parties and BioAge Indemnified Parties in Article 7 (Indemnification), nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 10.12 Headings; Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

Section 10.13 Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The term “will” as used herein means shall. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the United States. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

Section 10.14 Equitable Relief. Each Party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other Party and is otherwise entitled to specific performance of the terms hereof; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

Section 10.15 Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), insurrections, riots, terrorism, civil commotions, strikes, a pandemic (including COVID19 related interruptions), lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any governmental authority or the other Party; provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and provided further, however, that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed. The Parties acknowledge and agree that as of the Execution Date, the activities of both Parties may be interrupted due to the COVID-19 pandemic and, as a result, each Party’s performance of some or all of the activities relating to the transfer of Licensed Material and Licensed Know-How may be delayed. Further, as COVID-19 pandemic circumstances evolve, there may be additional delays or other circumstances for either Party that were not initially foreseeable. In light of the foregoing, the Parties agree to discuss in good faith an extension to timelines contemplated in this Agreement, as may be applicable.

Section 10.16 Further Assurances. Each Party shall execute, acknowledge, and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Section 10.17 Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf or other electronically transmitted documents.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BIOAGE LABS, INC.		AMGEN INC.

By:	/s/ Kristen Fortney	By:	/s/ David M. Reese
Name; Kristen Fortney		Name: David M. Reese
Title: CEO		Title: EVP, Research & Development

		By:	/s/ Peter H. Griffith
Name: Peter H. Griffith
Title: EVP & Chief Financial Officer

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BIOAGE LABS, INC.		AMGEN INC.

By:	/s/ Kristen Fortney	By:	/s/ David M. Reese
Name; Kristen Fortney		Name: David M. Reese
Title: CEO		Title: EVP, Research & Development

		By:	/s/ Peter H. Griffith
Name: Peter H. Griffith
Title: EVP & Chief Financial Officer

EXHIBIT A

LICENSED KNOW-HOW

TECHNOLOGY TRANSFER

[*]

EXHIBIT B

LICENSED PATENTS

[*]

EXHIBIT C

LICENSED COMPOUND

[*]

EXHIBIT D

SUPPLEMENT AL CONFIDENTIALITY AGREEMENT

[*]

EXHIBIT E

DEVELOPMENT PLAN

[*]

EXHIBIT F

DATA SECURITY SCHEDULE

[*]

EXHIBIT G

PLANNED PUBLICATIONS

[*]

EXHIBIT H

Standard contractual clauses for the transfer of personal data from the Community to third countries (controller to controller transfers)

[*]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT BIOAGE LABS, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 1

TO EXCLUSIVE LICENSE AGREEMENT

This Amendment No. 1 to the Exclusive License Agreement (this “Amendment”) effective as of July 9, 2024 (the “Amendment Date”), is entered into between Amgen Inc. (“Amgen”), and BioAge Labs, Inc. (“BioAge”).

WHEREAS, the parties previously entered into that certain Exclusive License Agreement dated as of April 5, 2021 (the “Agreement”);

WHEREAS, the parties wish to amend the Agreement on the terms and conditions set forth herein.

NOW THEREFORE, capitalized terms not defined in this Amendment shall have the meaning ascribed in the Agreement, and the parties hereby agree as follows:

1. Amendment. Section 1.57 (Licensed Compound definition) is hereby amended to add the following to the end of the definition. [*].

2. Miscellaneous. This Amendment shall be effective for all purposes as of the Amendment Date. Except as expressly modified herein, the Agreement shall continue to remain in full force and effect in accordance with its terms. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives effective as of the Amendment Date.

AMGEN INC.	BIOAGE LABS, INC.

By:	By:
Name:	Name:	Kristen Fortney
Title:	Title:	CEO